UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2013
Starbucks Corporation
(Exact Name of Registrant as Specified in its Charter)

Washington	0-20322	91-1325671
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Utah Avenue South, Seattle, Washington 98134
(Address of principal executive offices)

(206) 447-1575
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 2, 2013, Starbucks Corporation announced several senior leadership changes.

John Culver, president, China & Asia Pacific, has been promoted to group president, China & Asia Pacific, Channel Development (CPG) and Emerging Brands. Mr. Culver will continue to have responsibility for China & Asia Pacific, including Japan and India, and will also have responsibility for Channel Development and Emerging Brands in his new role. He will remain a member of the Starbucks senior leadership team and continue to report to Mr. Schultz, Starbucks chairman, president and ceo.
Jeff Hansberry, president, Channel Development (CPG) & Emerging Brands, will be promoted to president, China & Asia Pacific. Mr. Hansberry will relocate to Hong Kong in the summer and assume responsibility for the China & Asia Pacific segment, including the region's retail and channel businesses. He will remain a member of Starbucks senior leadership team and report to Mr. Culver.
Cliff Burrows, president, Americas and US, has been promoted to group president, Americas and US, EMEA (Europe, Middle East & Africa) and Teavana. Mr. Burrows will continue to have responsibility for the retail business in the United States, Canada and Latin America, and he will assume responsibility for the EMEA business. Mr. Burrows will also lead the expansion of the Teavana retail stores. He will remain a member of Starbucks senior leadership team and continue to report to Mr. Schultz.
Michelle Gass, president, EMEA, will return to Seattle in the summer and assume a key strategic role on the Starbucks senior leadership team, reporting directly to Mr. Schultz. Ms. Gass will be leading strategic initiatives in support of Starbucks growth strategy. She will partner with Mr. Burrows over the next 90 days to develop a leadership transition plan for the EMEA region.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARBUCKS CORPORATION

Dated: May 2, 2013
	By:	/s/ Lucy Lee Helm
Lucy Lee Helm
executive vice president, general counsel and secretary